Exhibit 10.1

Amendment Two to David Little Equity Incentive Program

On May 1, 2013, the Compensation Committee of the Board of Directors of DXP Enterprises, Inc. (the "Company") amended an equity incentive program under which David R. Little could earn an award of up to $700,000 of common stock under the 2005 Restricted Stock Plan each year for three years.  The amendment changed the value of the maximum annual award from $700,000 to 15,000 shares.  This amendment also modified the percentages of the maximum award to be awarded at various sales and net income growth levels.

The shares will be awarded on March 31 of each year.  The number of shares for each award will be determined based upon the growth in sales and net income for the preceding fiscal year.  If sales and net income each increase by 20% or more from the preceding fiscal year, 15,000 shares will be awarded.  Growth of less than 10% in sales and net income will result in an award of zero.  Growth of between 10% and 20% will result in an award between zero and 15,000 shares.  The awarded shares vest in three equal installments on the anniversary date.  The first award under this amended three year program will be issued on March 31, 2014.

	Sales Growth Percentage
Net Income Growth	%	< 10	10 - 12	>12 – 14	>14 - 16	>16 - 18	>18 – 20	>20
	<10	0	0	10	10	15	15	20
	10 – 12	10	35	40	45	50	55	60
	>12 – 14	15	40	45	50	55	60	70
	>14 – 16	20	45	50	55	60	70	80
	>16 – 18	25	50	55	60	70	80	90
	>18 – 20	25	55	60	70	80	90	95
	>20	25	60	65	80	90	95	100

EXECUTED effective the 1st day of May, 2013.

DXP ENTERPRISES, INC.

By:         /s/Mac McConnell
Mac McConnell

Title:     Senior Vice President and Chief Financial Officer